EXHIBIT 99.1

Teva Delivers Strong Q1 2026 Results Driven by Innovative Portfolio Growth and Disciplined Execution

For an accessible version of this Press Release, please visit www.tevapharm.com

  Q1 2026 revenues of ~$4.0 billion increased by 2% in U.S. dollars year-over-year (YoY), and decreased by 3% in local currency terms (LC). Excluding the Japan business venture (BV) results, revenues decreased by 1% in LC. These strong first quarter results were driven by our innovative portfolio growth and disciplined execution, even with lower revenues from lenalidomide capsules (the generic version of Revlimid®) due to increased generic competition in the U.S.
  Key Innovative brands continued to drive growth and provide value for patients, while transforming Teva's portfolio mix and financial profile:
    AUSTEDO® continued to show strong growth, with global revenues of $578 million, growing 41% YoY in LC.
    AJOVY® global revenues of $196 million, increased by 35% YoY in LC.
    UZEDY® revenues of $63 million, increased by 62% YoY in LC. Fastest growing long-acting injectable (LAI)1 has nearly doubled the overall risperidone market since launch.
    Collectively these brands’ revenues grew by 41% YoY in LC.
  Generics revenues are lower in Q1 2026 vs. Q1 2025, mainly due to lenalidomide capsules (the generic version of Revlimid®) impact; Biosimilar portfolio increasingly important contributor to performance and on track to deliver $800 in revenues by 2027:
    Global generics revenues decreased by 16% YoY in LC, mainly due to lower revenues from generic products in the U.S., primarily lenalidomide capsules (the generic version of Revlimid®) due to increased generic competition in the U.S., and the divestment of the business venture in Japan in Q1 2025.
    Biosimilar PONLIMSI™, received FDA-approval across all indications of the reference product, Prolia® (denosumab) and our biosimilar candidate to Xolair® (omalizumab) was accepted for review by U.S. FDA and EU EMA (link).
  Innovative late-stage pipeline continued to drive transformation:
    Four innovative product submissions targeted over the next 5 years.
    duvakitug (anti-TL1A) Phase 2b maintenance data demonstrated clinically meaningful durable efficacy in ulcerative colitis (UC) and Crohn’s disease (CD); Phase 2b induction data have been accepted for future publication in a leading journal; Phase 3 enrollment currently on target.
    olanzapine LAI New Drug Application (NDA) accepted by the FDA in February 2026 for once-monthly treatment of schizophrenia in adults; preparing for the launch of olanzapine LAI in Q4 2026, subject to regulatory approval. EU marketing authorization application (MAA) acceptance expected in Q2 2026.
  Teva to acquire Emalex Biosciences, adding NDA-Ready, first-in-class therapy to neuroscience pipeline and accelerating Teva’s Pivot to Growth strategy. The transaction is subject to customary closing conditions, including receipt of necessary regulatory approvals, and is currently anticipated to close by the third quarter of 2026 (link).
  Continuing to transform and modernize our business through Teva Transformation programs – combined with innovative product growth, expected to achieve 30% non-GAAP operating income margin by 2027. On track to deliver ~$700 million of net savings by 2027.
  Teva’s Board of Directors instructed management to plan for a share repurchase program that may be implemented, subject to meeting applicable legal requirements. Execution will be subject to certain factors, such as market conditions, share price and other opportunities to invest capital for growth in alignment with the Company’s Pivot to Growth strategy, and are subject to the approval by Teva’s Board of Directors.

Q1 2026 Highlights:

  Revenues of $4.0 billion
  GAAP diluted EPS of $0.31
  Non-GAAP diluted EPS of $0.53
  Cash flow used in operating activities of $40 million
  Free cash flow of $188 million

2026 Business Outlook maintained; updated exclusively for Emalex transaction:

  Revenues of $16.4 - $16.8 billion
  Non-GAAP operating income of $3.80 – $4.0 billion ($4.55 - $4.8 billion stand-alone), impacted by an expected $700 million IPR&D charge and $75 million to reflect Emalex’s operating expenses and transaction-related expenses.
  Adjusted EBITDA of $4.23 – $4.53 billion ($5.0 - $5.3 billion stand-alone)
  Non-GAAP diluted EPS of $1.91 – $2.11 ($2.57 - $2.77 stand-alone)
  Free cash flow of $2.0 - $2.4 billion

________________
1  IQVIA Monthly NPA, March 2026 MAT vs PY

TEL AVIV, Israel, April 29, 2026 (GLOBE NEWSWIRE) -- Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended March 31, 2026.

Mr. Richard Francis, Teva's President and CEO, said: "Our first quarter results are driven by strong growth in our key innovative products, continuing to shift Teva’s portfolio mix and support improvement in its financial profile. These results reflect disciplined execution of our Pivot to Growth strategy, and our focus remains unchanged: growing our innovative portfolio, improving margins and advancing key value-unlocking portfolio milestones expected during 2026 and beyond.

Mr. Francis added, “In parallel, biosimilars are becoming an increasingly important growth contributor, alongside new product launches in generics, reinforcing the foundational importance of Teva's generic powerhouse.

Pivot to Growth Strategy

In the first quarter of 2026, we continued to execute on the four key pillars of our “Pivot to Growth” strategy, announced in May 2023:

  Delivering on our growth engines - Teva’s key innovative brands delivered strong performance. In Q1 2026, AUSTEDO, AJOVY, and UZEDY revenues collectively grew by 41% YoY in LC to $838 million compared to Q1 2025. Based on our 2026 Outlook, these products are expected to generate an annual 4-year compound growth rate of ~38% and comprise ~21% of Teva’s total revenues.
  Stepping up innovation - We continued to advance our innovative late-stage pipeline. In February 2026, we shared topline results from the maintenance period of our Phase 2b study of duvakitug in UC and CD. The data demonstrated robust, durable efficacy over the course of 44 weeks, and positions duvakitug to potentially be the “best-in-class” anti-TL1A. Phase 3 enrollment is currently on target. Teva’s NDA for olanzapine LAI was accepted by the FDA in February 2026. Teva is preparing for the anticipated launch of olanzapine LAI in Q4 2026, subject to receiving regulatory approval. During the remainder of 2026, Teva expects meaningful data updates on five other key innovative programs, including: emrusolmin in MSA, IL-15 (TEV-‘408) in Celiac disease and vitiligo, DARI (Dual-action Asthma Rescue Inhaler) in asthma, and Anti-PD-1/IL-2 in oncology.
  Sustaining our generics powerhouse - Recently launched biosimilars, including SELARSDI® (ustekinumab-aekn) the biosimilar to Stelara® and EPYSQLI®(eculizumab-aagh) the biosimilar to Soliris®, along with the rest of our biosimilar portfolio, showed continued strong growth in the Q1 2026. In March 2026, PONLIMSI (denosumab-adet) has been approved by the FDA as a biosimilar to Prolia®, and Teva’s applications for a proposed biosimilar candidate to Xolair® (omalizumab) have been accepted by both the U.S. FDA and the European Medicines Agency (EMA).
  Focusing our business - We are actively transforming and modernizing our business through Teva Transformation programs. On May 7, 2025, we announced that these programs are expected to generate ~$700 million of net savings through 2027, and expect to realize two-thirds of the targeted savings in 2026. In April 2026, Teva entered into a definitive agreement to acquire Emalex Biosciences, including its lead asset ecopipam. Emalex has completed Phase 3 development of ecopipam for the treatment of Tourette syndrome in a pediatric population. The transaction is subject to customary closing conditions, including receipt of necessary regulatory approvals, and is currently anticipated to close by the third quarter of 2026 (link).

First Quarter 2026 Consolidated Results

Revenues in the first quarter of 2026 were $3,982 million, an increase of 2% in U.S. dollars, or a decrease of 3% in local currency terms compared to the first quarter of 2025. This decrease in local currency terms was mainly due to lower revenues from generic products, primarily lenalidomide capsules (the generic version of Revlimid®) in our U.S. segment as well as the divestment of our business venture in Japan in our International Markets segment, partially offset by higher revenues from our key innovative products, primarily AUSTEDO.

Exchange rate movements during the first quarter of 2026, including hedging effects, positively impacted revenues by $219 million, compared to the first quarter of 2025.

Gross profit in the first quarter of 2026 was $1,972 million, an increase of 5% compared to $1,877 million in the first quarter of 2025. Gross profit margin was 49.5% in the first quarter of 2026, compared to 48.2% in the first quarter of 2025. Non-GAAP gross profit was $2,108 million in the first quarter of 2026, an increase of 3% compared to $2,054 million in the first quarter of 2025. Non-GAAP gross profit margin was 52.9% in the first quarter of 2026, compared to 52.8% in the first quarter of 2025. The increase in both gross profit margin and non-GAAP gross profit margin was mainly due to higher revenues from AUSTEDO, partially offset by lower revenues from generic products in our United States segment, primarily lenalidomide capsules (the generic version of Revlimid®).

Research and Development (R&D) expenses, net in the first quarter of 2026, were $222 million, a decrease of 10% compared to $247 million in the first quarter of 2025. Our lower R&D expenses, net in the first quarter of 2026 compared to the first quarter of 2025, were mainly due to a decrease in our generics pipeline and in our late-stage innovative pipeline in neuroscience, partially offset by an increase in immunology projects. Our R&D expenses, net in the first quarter of 2026 and 2025, were also impacted by reimbursements and cost sharing from our strategic partnerships and collaborations entered into in recent years.

Selling and Marketing (S&M) expenses in the first quarter of 2026, were $696 million, an increase of 12% compared to the first quarter of 2025. This increase was mainly due to promotional activities related to our key innovative products in our US segment, primarily AUSTEDO, as well as a negative impact from exchange rate fluctuations.

General and Administrative (G&A) expenses in the first quarter of 2026 were $304 million, an increase of 2% compared to the first quarter of 2025.

Other Income (Loss) in the first quarter of 2026 was $9 million, compared to other loss of $5 million in the first quarter of 2025.

Operating Income in the first quarter of 2026 was $652 million, compared to $519 million in the first quarter of 2025. Operating income as a percentage of revenues was 16.4% in the first quarter of 2026, compared to 13.3% in the first quarter of 2025. This increase was mainly due to lower intangible assets impairments and higher gross profit, partially offset by higher S&M expenses. Non-GAAP operating income in the first quarter of 2026 was $956 million representing a non-GAAP operating margin of 24.0% compared to $946 million representing 24.3%, respectively, in the first quarter of 2025. The decrease in non-GAAP operating margin in the first quarter of 2026 was due to higher S&M expenses as a percentage of revenues, partially offset by higher gross profit margin, as discussed above.

Exchange rate movements in the first quarter of 2026, including hedging effects, had a positive impact of $71 million on our operating income and non-GAAP operating income compared to the first quarter of 2025.

Financial expenses, net in the first quarter of 2026, were $216 million, mainly comprised of net interest expenses of $201 million. In the first quarter of 2025, financial expenses, net were $225 million, mainly comprised of net interest expenses of $212 million.

In the first quarter of 2026, we recognized a tax expense of $67 million, on pre-tax income of $437 million. In the first quarter of 2025, we recognized a tax expense of $74 million, on pre-tax income of $294 million.

Tax rate in the first quarter of 2026 was 15.5% compared to a tax rate of 25.1% for the first quarter of 2025. Non-GAAP tax rate in the first quarter of 2026 was 17.5%, same as in the first quarter of 2025. Our tax rate and non-GAAP tax rate in the first quarter of 2026 was mainly affected by the generation of profits in various jurisdictions in which tax rates are different than the Israeli tax rate, infrequent or non-recurring items, including internal legal entities reorganization. Our tax rate and non-GAAP tax rate in the first quarter of 2025 was mainly affected by the generation of profits in various jurisdictions in which tax rates are different than the Israeli tax rate as well as infrequent or non-recurring items.

We expect our annual non-GAAP tax rate for 2026 to be between 20%-23% (16%-19% stand-alone), higher than our non-GAAP tax rate for 2025, which was 15.8%.

Net income attributable to Teva and diluted earnings per share in the first quarter of 2026 were $369 million and $0.31, respectively, compared to $214 million and $0.18, respectively, in the first quarter of 2025. This increase was mainly due to higher operating income as discussed above. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the first quarter of 2026 were $621 million and $0.53, respectively, compared to $602 million and $0.52, respectively, in the first quarter of 2025.

Adjusted EBITDA was $1,055 million in the first quarter of 2026, an increase of 1%, compared to $1,041 million in the first quarter of 2025.

As of March 31, 2026 and 2025, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,192 million shares and 1,178 million shares, respectively.

Non-GAAP information: non-GAAP adjustments in the first quarter of 2026 were $252 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the first quarter of 2026 were adjusted to exclude the following items:

  Amortization of purchased intangible assets of $137 million, of which $128 million is included in cost of sales and the remaining $9 million in S&M expenses;
  Legal settlements and loss contingencies of $72 million;
  Restructuring expenses of $25 million;
  Impairment of long-lived assets of $9 million;
  Contingent consideration expenses of $5 million;
  Gain on sale of business of $5 million;
  Equity compensation expenses of $43 million;
  Financial expenses of $13 million;
  Other non-GAAP items of $17 million; and
  Corresponding tax effects and unusual tax items of $65 million.

We believe that excluding such items facilitates investors’ understanding of our business including underlying trends, thereby improving the comparability of our business performance results between reporting periods.

For a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and for additional information, see the tables below and the information included under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow used in operating activities during the first quarter of 2026 was $40 million compared to $105 million in the first quarter of 2025. The lower cash flow used in operating activities in the first quarter of 2026 was mainly due to favorable timing and mix of sales and collections in our U.S. segment as well as lower payments of interest, partially offset by higher performance incentive payments to employees.

During the first quarter of 2026, we generated free cash flow of $188 million, which we define as comprising $40 million in cash flow used in operating activities, $354 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $42 million of proceeds from sale of businesses and long-lived assets, partially offset by $168 million in cash used for capital investments. During the first quarter of 2025, we generated free cash flow of $107 million, which we define as comprising $105 million in cash flow used in operating activities, $322 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $17 million proceeds from sale of businesses and long-lived assets, partially offset by $127 million in cash used for capital investments. The increase in the first quarter of 2026 resulted mainly from lower cash flow used in operating activities, as discussed above.

As of March 31, 2026, our debt was $16,627 million, compared to $16,807 million as of December 31, 2025. This decrease was mainly due to $174 million of exchange rate fluctuations. The portion of total debt classified as short-term as of March 31, 2026 was 16% compared to 11% as of December 31, 2025. Our financial leverage, which is the ratio between our debt and the sum of our debt and equity, was 67% as of March 31, 2026, compared to 68% as of December 31, 2025. Our average debt maturity was approximately 5.4 years as of March 31, 2026, compared to 5.6 years as of December 31, 2025.

Segment Results for the First Quarter of 2026

United States Segment

In alignment with our Pivot to Growth strategy, commencing January 1, 2026, Anda is no longer reported under our United States segment. This shift allows the United States segment to continue to manage its entire product portfolio in the region, while strengthening focus on its biopharmaceutical business, growth engines and innovation. As a result, from that date, Anda is reported as part of the Company’s Other Activities. Prior period amounts have been recast to reflect this change.

The following table presents revenues, expenses and profit for our United States segment for the three months ended March 31, 2026 and 2025:

	Three months ended March 31,
	2026		2025
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,534	100%	$1,536	100%
Cost of sales	496	32.3%	523	34.1%
Gross profit	1,038	67.7%	1,013	65.9%
R&D expenses	147	9.6%	154	10.1%
S&M expenses	298	19.4%	244	15.9%
G&A expenses	90	5.9%	95	6.2%
Other	(4)	§	3	§
Segment profit*	$507	33.0%	$518	33.7%

* Segment profit does not include amortization and certain other items. § Represents an amount less than 0.5%.

Revenues from our United States segment in the first quarter of 2026 were $1,534 million, flat compared to the first quarter of 2025, mainly due to lower revenues from our generic products, primarily lenalidomide capsules (the generic version of Revlimid®), offset by higher revenues from our key innovative products, primarily AUSTEDO.

Revenues by Major Products and Activities

The following table presents revenues for our United States segment by major products and activities for the three months ended March 31, 2026 and 2025:

	Three months ended March 31,		Percentage Change
	2026	2025	2026-2025
	(U.S. $ in millions)
Generic products (including biosimilars)	$612	$849	(28%)
AJOVY®	87	53	64%
AUSTEDO	559	396	41%
BENDEKA®and TREANDA®	27	36	(26%)
COPAXONE®	62	54	16%
UZEDY	63	39	62%
Other*	123	109	13%
Total	$1,534	$1,536	§

*Other revenues in the first quarter of 2026 include the sale of certain product rights.
§ Represents an amount less than 0.5%.

Generic products (including biosimilar products) revenues in our United States segment in the first quarter of 2026 were $612 million, a decrease of 28% compared to the first quarter of 2025. This decrease was mainly driven by lower revenues from lenalidomide capsules (the generic version of Revlimid®) due to increased generic competition in the U.S., partially offset by higher revenues from our portfolio of biosimilar products.

Among the most significant generic products we sold in the United States in the first quarter of 2026 were Truxima® (the biosimilar to Rituxan®), epinephrine injectable solution (the generic equivalent of EpiPen® and EpiPen Jr®) and SIMLANDI® (the biosimilar to Humira®). In the first quarter of 2026, our total prescriptions were approximately 246 million (based on trailing twelve months), representing 6.3% of total U.S. generic prescriptions, compared to approximately 273 million (based on trailing twelve months), representing 7.1% of total U.S. generic prescriptions in the first quarter of 2025, all according to IQVIA data.

AJOVY revenues in our United States segment in the first quarter of 2026 were $87 million, an increase of 64% compared to the first quarter of 2025, mainly due to a reduction in sales allowance. In the first quarter of 2026, AJOVY’s exit market share in the United States in terms of total number of prescriptions was 32.0% out of the subcutaneous injectable anti- CGRP class, compared to 30.2% in the first quarter of 2025.

AUSTEDO revenues (which include AUSTEDO XR®) in our United States segment in the first quarter of 2026 were $559 million, an increase of 41%, compared to in the first quarter of 2025. This increase was mainly due to growth in volume.

AUSTEDO XR (deutetrabenazine) extended-release tablets was approved by the FDA on February 17, 2023 in three doses of 6, 12 and 24 mg, and became commercially available in the U.S. in May 2023. The FDA approved AUSTEDO XR as a one pill, once-daily treatment option in doses of 30, 36, 42, and 48 mg in May 2024 and in doses of 18 mg in July 2024. AUSTEDO XR is a once-daily formulation indicated in adults for tardive dyskinesia and chorea associated with Huntington’s disease, which is additional to the twice-daily AUSTEDO. AUSTEDO XR is protected by 11 Orange Book patents expiring between 2031 and 2041.

UZEDY (risperidone) extended-release injectable suspension revenues in our United States segment in the first quarter of 2026 were $63 million, an increase of 62% compared to the first quarter of 2025, mainly due to growth in volume.

BENDEKA and TREANDA combined revenues in our United States segment in the first quarter of 2026 were $27 million, a decrease of 26% compared to the first quarter of 2025, mainly due to competition from alternative therapies, as well as from generic bendamustine products.

COPAXONE revenues in our United States segment in the first quarter of 2026 were $62 million, an increase of 16% compared to the first quarter of 2025, mainly due to a reduction in sales allowance, partially offset by lower volumes. COPAXONE continues to face competition from existing alternative therapies, generic versions of COPAXONE, and generic treatments for multiple sclerosis, injectable products, as well as from monoclonal antibodies.

United States Gross Profit

Gross profit from our United States segment in the first quarter of 2026 was $1,038 million, an increase of 2%, compared to the first quarter of 2025.

Gross profit margin for our United States segment in the first quarter of 2026 increased to 67.7%, compared to 65.9% in the first quarter of 2025. This increase was mainly due to higher revenues from AUSTEDO, partially offset by lower revenues from generic products, primarily lenalidomide capsules (the generic version of Revlimid®).

United States Profit

Profit from our United States segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our United States segment in the first quarter of 2026 was $507 million, a decrease of 2% compared to the first quarter of 2025. This decrease was mainly due to higher S&M expenses, partially offset by higher gross profit, as discussed above.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended March 31, 2026 and 2025:

	Three months ended March 31,
	2026		2025
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,340	100%	$1,194	100%
Cost of sales	606	45.2%	536	44.9%
Gross profit	734	54.8%	658	55.1%
R&D expenses	45	3.4%	60	5.1%
S&M expenses	215	16.0%	199	16.7%
G&A expenses	73	5.4%	69	5.8%
Other	§	§	§	§
Segment profit*	$401	29.9%	$329	27.6%
* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the first quarter of 2026 were $1,340 million, an increase of 12%, compared to the first quarter of 2025. In local currency terms, revenues decreased by 1% compared to the first quarter of 2025, mainly due to lower revenues from generic products, partially offset by higher revenues from AJOVY.

In the first quarter of 2026, revenues were positively impacted by exchange rate fluctuations of $159 million, including hedging effects, compared to the first quarter of 2025. Revenues in the first quarter of 2026 included $10 million from a positive hedging impact, which is included in “Other” in the table below. Revenues in the first quarter of 2025 included $12 million from a negative hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended March 31, 2026 and 2025:

	Three months ended March 31,		Percentage Change
	2026	2025	2026-2025
	(U.S. $ in millions)
Generic products (including OTC and biosimilars)	$1,089	$989	10%
AJOVY	76	58	31%
COPAXONE	40	42	(4%)
Respiratory products	59	55	8%
Other*	76	50	52%
Total	$1,340	$1,194	12%

* Other revenues in the first quarter of 2026 and 2025 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the first quarter of 2026 were $1,089 million, an increase of 10% compared to the first quarter of 2025. In local currency terms, revenues decreased by 1%, mainly due to lower sales of seasonal OTC products, partially offset by higher revenues from recently launched products.

AJOVY revenues in our Europe segment in the first quarter of 2026 were $76 million, an increase of 31% compared to the first quarter of 2025. In local currency terms revenues increased by 17% due to growth in volume.

COPAXONE revenues in our Europe segment in the first quarter of 2026 were $40 million, a decrease of 4% compared to the first quarter of 2025. In local currency terms revenues decreased by 14%, mainly due to price reductions and lower volumes resulting from the availability of alternative therapies.

Respiratory products revenues in our Europe segment in the first quarter of 2026 were $59 million, an increase of 8% compared to the first quarter of 2025. In local currency terms, revenues decreased by 2%, mainly due to net price reductions and lower volumes.

Europe Gross Profit

Gross profit from our Europe segment in the first quarter of 2026 was $734 million, an increase of 12% compared to the first quarter of 2025.

Gross profit margin for our Europe segment in the first quarter of 2026 decreased to 54.8%, compared to 55.1% in the first quarter of 2025.

Europe Profit

Profit from our Europe segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the first quarter of 2026 was $401 million, an increase of 22%, compared to the first quarter of 2025. This increase was mainly due to higher gross profit, as discussed above.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than the United States and the countries included in our Europe segment. The International Markets segment covers a substantial portion of the global pharmaceutical industry, including more than 35 countries. The countries in our International Markets segment include highly regulated, mainly generic markets, such as Canada and Israel, and branded generics-oriented markets, such as Russia and certain Latin America markets.

On March 31, 2025, we divested our Teva-Takeda business venture in Japan, which included generic products and legacy products. Since the establishment of the business venture and until the completion of its sale, Teva held 51% of the outstanding common stock of the business venture. On March 31, 2025, we deconsolidated the business venture from our financial statements.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended March 31, 2026 and 2025:

	Three months ended March 31,
	2026		2025
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$524	100%	$582	100%
Cost of sales	280	53.6%	304	52.3%
Gross profit	243	46.4%	278	47.7%
R&D expenses	22	4.3%	25	4.3%
S&M expenses	117	22.3%	118	20.2%
G&A expenses	39	7.5%	39	6.7%
Other	§	§	(1)	§
Segment profit*	$65	12.3%	$97	16.7%

* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our International Markets segment in the first quarter of 2026 were $524 million, a decrease of 10% compared to the first quarter of 2025. In local currency terms, revenues decreased by 19% compared to the first quarter of 2025, mainly due to the divestment of our business venture in Japan.

In the first quarter of 2026, revenues were positively impacted by exchange rate fluctuations of $50 million, including hedging effects, compared to the first quarter of 2025. Revenues in the first quarter of 2026 included $1 million from a positive hedging impact, compared to a negative hedging impact of $15 million in the first quarter of 2025, which are included in “Other” in the table below.

The following table presents revenues for our International Markets segment by major products and activities for the three months ended March 31, 2026 and 2025:

	Three months ended March 31,		Percentage Change
	2026	2025	2026-2025
	(U.S. $ in millions)
Generic products (including OTC and biosimilars)	$386	$468	(18%)
AJOVY	33	28	20%
AUSTEDO	19	15	30%
COPAXONE	6	10	(43%)
Other*	79	61	30%
Total	$524	$582	(10%)

*Other revenues in the first quarter of 2026 and 2025 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our International Markets segment in the first quarter of 2026 were $386 million, a decrease of 18% compared to the first quarter of 2025. In local currency terms, revenues decreased by 23%, mainly due to the divestment of our business venture in Japan.

AJOVY revenues in our International Markets segment in the first quarter of 2026 were $33 million, an increase of 20%, compared to $28 million in the first quarter of 2025. In local currency terms, revenues increased by 15%, mainly due to growth in existing markets in which AJOVY was launched. AJOVY was launched in certain markets in our International Markets segment, including in Canada, Japan, Australia, Israel, South Korea, Brazil and others. In April 2026, we announced a strategic partnership for the marketing and distribution of AJOVY in China with Neurogen (Zhuhai) Pharmaceutical Company Ltd.

AUSTEDO revenues in our International Markets segment in the first quarter of 2026 were $19 million an increase of 30%, compared to the first quarter of 2025. In local currency terms, revenues increased by 22% compared to the first quarter of 2025. AUSTEDO was launched in China and Israel in 2021 and in Brazil in 2022, for the treatment of chorea associated with Huntington’s disease and for the treatment of tardive dyskinesia. In February 2024, we announced a strategic partnership for the marketing and distribution of AUSTEDO in China with Jiangsu Nhwa Hexin Pharmaceutical Marketing Co., Ltd. In April 2025, AUSTEDO received marketing authorization in South Korea. We continue to evaluate additional submissions in various other markets.

COPAXONE revenues in our International Markets segment in the first quarter of 2026 were $6 million a decrease of 43% compared to the first quarter of 2025.

International Markets Gross Profit

Gross profit from our International Markets segment in the first quarter of 2026 was $243 million, a decrease of 12% compared to the first quarter of 2025.

Gross profit margin for our International Markets segment in the first quarter of 2026 decreased to 46.4%, compared to 47.7% in the first quarter of 2025. This decrease was mainly due to unfavorable mix of products, partially offset by a positive impact from hedging activities.

International Markets Profit

Profit from our International Markets segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the first quarter of 2026 was $65 million, a decrease of 33%, compared to the first quarter of 2025. This decrease was mainly due to lower gross profit, as discussed above.

Other Activities

We have other sources of revenues, primarily the sale of APIs to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our United States, Europe or International Markets segments described above.

In alignment with our Pivot to Growth strategy, commencing January 1, 2026, Anda is no longer reported under our United States segment. This shift allows the United States segment to continue to manage its entire product portfolio in the region, while strengthening focus on its biopharmaceutical business, growth engines and innovation. As a result, from that date, Anda is reported as part of the Company’s Other Activities. Prior period amounts were recast to reflect this change.

Our revenues from other activities in the first quarter of 2026 were $584 million, an increase of 1% compared to the first quarter of 2025. In local currency terms, revenues decreased by 1% compared to the first quarter of 2025.

Anda revenues from third-party products in the first quarter of 2026 were $378 million, an increase of 1%, compared to the first quarter of 2025. Anda, our distribution business in the United States operates independently and distributes generic and innovative medicines and OTC pharmaceutical products from various manufacturers to independent retail pharmacies, pharmacy retail chains, hospitals and physician offices in the United States. Anda competes in the distribution market by maintaining a broad portfolio of products, competitive pricing and delivery throughout the United States.

API sales to third parties in the first quarter of 2026 were $109 million, a decrease of 17% in both U.S. dollars and local currency terms, compared to the first quarter of 2025. This decrease was mainly due to price reductions and lower demand due to market dynamics.

Revenues from additional other activities, mainly from Medis and certain contract manufacturing services, in the first quarter of 2026 were $97 million, an increase of 28% in U.S. dollars compared to the first quarter of 2025. In local currency terms, revenues increased by 16% compared to the first quarter of 2025, mainly due to higher demand.

2026 Financial Outlook

$ billions, except diluted EPS or as noted	Stand-Alone Outlook (Jan. 2026)	Emalex	April 2026
Revenues	16.4 - 16.8		16.4 - 16.8
AUSTEDO ($m)	2,400 - 2,550		2,400 - 2,550
AJOVY ($m)	750 - 790		750 - 790
UZEDY ($m)	250 - 280		250 - 280
Operating Income*	4.55 - 4.8	(0.77)	3.8 - 4.0
Adjusted EBITDA*	5.0 - 5.3	(0.77)	4.23 – 4.53
Finance Expenses* ($m)	~800		~800
Tax Rate*	16% - 19%	(+400 bps to ETR)	20% - 23%
Diluted EPS* ($)	2.57 - 2.77	(0.66)	1.91 - 2.11
Free Cash Flow*	2.0 - 2.4		2.0 - 2.4
CAPEX	0.5		0.5
Foreign Exchange	Volatile swings in FX can negatively impact revenue and income

*Certain items above are non-GAAP financial measures. For more information, see “Non-GAAP Financial Measures” below. Free Cash Flow includes cash flow generated from operating activities net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Wednesday, April 29, 2026 at 8:00 a.m. ET to discuss its first quarter 2026 financial results and overall business environment.

A question & answer session will follow.

In order to participate, please register in advance here to obtain a local or toll‐free phone number and your personal pin.

A live webcast of the call will be available on Teva's website at: www.tevapharm.com

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva's website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is transforming into a leading innovative biopharmaceutical company, enabled by a world-class generics business. For over 120 years, Teva’s commitment to bettering health has never wavered. From innovating in the fields of neuroscience and immunology to providing complex generic medicines, biosimilars and pharmacy brands worldwide, Teva is dedicated to addressing patients’ needs, now and in the future. At Teva, We Are All In For Better Health. To learn more about how, visit www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP tax rate, non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS, are presented in order to facilitate investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance and, to compare our results against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP measures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing the most comparable forward-looking GAAP measures for non-GAAP metrics included in our financial outlook or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measures because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items including, but not limited to, the amortization of purchased intangible assets, legal settlements and loss contingencies, impairment of long-lived assets and goodwill impairment, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; competition faced by our generic medicines from other pharmaceutical companies and changes in regulatory policy that may result in costs and delays; delays in launches of new generic products; our ability to develop and commercialize additional pharmaceutical products in a timely manner; intense competition for our innovative medicines; our ability to achieve expected results from investments in our product pipeline; our ability to successfully execute our Pivot to Growth strategy, including to expand our innovative and biosimilar medicines pipeline and profitably commercialize our innovative medicines and biosimilar portfolio, whether organically or through business development, and to sustain and focus our portfolio of generics medicines, and to execute on our organizational transformation and to achieve expected cost savings; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our significant indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments; and our potential need to raise additional funds in the future, which may not be available on acceptable terms or at all;
  our business and operations in general, including: the impact of global economic conditions and other macroeconomic developments and the governmental and societal responses thereto, and our exposure to changes in international trade policies, including the imposition of tariffs in the jurisdictions in which we operate, and any effects of such developments on sales of our products and the pricing and availability of raw materials; effectiveness of our optimization efforts; significant disruptions of information technology systems, including cybersecurity attacks, as well as risks and uncertainties related to the adoption of artificial intelligence technologies, and breaches of our data security; interruptions in our supply chain or problems with internal or third party manufacturing; challenges associated with conducting business globally, including political or economic instability, prolonged government shutdowns, widespread outbreaks of major diseases and major hostilities or acts of terrorism, ongoing global conflicts, including in the Middle East with the war involving Iran, and the war between Russia and Ukraine; our ability to attract, hire, integrate and retain highly skilled personnel; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets or business units and close or divest plants and facilities, as well as our ability to successfully and cost-effectively consummate such sales and divestitures, including our planned divestiture of our API business;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory requirements, the effects of regulatory uncertainty and changes and the results of increased regulatory oversight, including expenditures required to ensure compliance with research, production and quality control regulations and remedial actions taken to address product issues, such as delayed product launches, product recalls, and facility shutdowns; the effects of governmental, regulatory and civil proceedings and litigation which we are, or in the future become, party to; the effects of reforms in healthcare regulation and related reductions in pharmaceutical pricing, reimbursement and coverage, including as a result of the One Big Beautiful Bill signed into law in the U.S. in July 2025 (“OBBBA”), which will likely reduce the number of insured in Medicaid and Health Insurance Exchange markets, which may alter utilization patterns and shift negotiating leverage among payors, U.S. Executive Orders issued in April and May 2025 intended to reduce the prices paid by Americans for prescription medicines, including most-favored-nation pricing and related regulatory efforts; legal and regulatory actions in connection with public concern over the abuse of opioid medications; our ability to timely make payments required under our nationwide opioids settlement agreement and provide our generic version of Narcan® (naloxone hydrochloride nasal spray) in the amounts and at the times required under the terms of such agreement; scrutiny from competition and pricing authorities around the world, including our ability to comply with and operate under our deferred prosecution agreement (“DPA”) with the U.S. Department of Justice (“DOJ”); potential liability for intellectual property right infringement; significant product liability claims; claims brought by regulatory agencies; failure to comply with complex Medicare, Medicaid and other governmental programs’ reporting and payment obligations; compliance with sanctions and trade control laws; environmental risks; and the impact of sustainability issues;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; impairments of our long-lived assets; potential significant increases in tax liabilities; the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business; and the impact of any failure to maintain effective internal control over our financial reporting;

and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the first quarter of 2026 and in our Annual Report on Form 10-K for the year ended December 31, 2025, including in the section captioned “Risk Factors.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)
(Unaudited)

		Three months ended
		March 31,
		2026	2025
Net revenues		3,982	3,891
Cost of sales		2,011	2,014
Gross profit		1,972	1,877
Research and development expenses		222	247
Selling and marketing expenses		696	622
General and administrative expenses		304	297
Intangible assets impairments		8	121
Other asset impairments, restructuring and other items..............		26	(22)
Legal settlements and loss contingencies......................		72	86
Other loss (income) ...................................................................		(9)	5
Operating income (loss)		652	519
Financial expenses, net		216	225
Income (loss) before income taxes		437	294
Income taxes (benefit)..........................................................		67	74
Share in (profits) losses of associated companies, net		1	§
Net income (loss)		369	220
Net income (loss) attributable to redeemable and non-redeemable non-controlling interest		§	6
Net income (loss) attributable to Teva		369	214

§ Represents an amount less than $0.5 million.

Earnings (loss) per share attributable to Teva:	Basic ($)	0.32	0.19
	Diluted ($)	0.31	0.18
Weighted average number of shares (in millions):	Basic	1,156	1,138
	Diluted	1,179	1,159

Non-GAAP net income attributable to Teva for diluted earnings per share:*		621	602

Non-GAAP earnings per share attributable to Teva:*	Diluted ($)	0.53	0.52

Non-GAAP average number of shares (in millions):	Diluted	1,179	1,159

Amounts may not add up due to rounding.

§ Represents an amount less than $0.5 million.
* See reconciliation attached.

CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions, except for share data)
(Unaudited)

	March 31,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$3,741	$3,556
Accounts receivables, net of allowance for credit losses of $75 million and $81 million as of March 31, 2026 and December 31, 2025, respectively.	3,393	3,709
Inventories	3,176	3,179
Prepaid expenses	1,070	1,122
Other current assets	535	539
Assets held for sale	1,794	1,842
Total current assets	13,710	13,946
Deferred income taxes	2,190	2,191
Other non-current assets	377	405
Property, plant and equipment, net	3,998	4,080
Operating lease right-of-use assets, net	335	345
Identifiable intangible assets, net	3,609	3,781
Goodwill	15,822	16,000
Total assets	$40,040	$40,748

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$2,612	$1,820
Sales reserves and allowances	3,707	4,143
Accounts payables	2,596	2,531
Employee-related obligations	555	739
Accrued expenses	2,616	2,687
Other current liabilities	1,111	1,182
Liabilities held for sale	334	354
Total current liabilities	13,532	13,456

Long-term liabilities:
Deferred income taxes	273	296
Other taxes and long-term liabilities	3,709	3,808
Senior notes and loans	14,015	14,986
Operating lease liabilities	280	288
Total long-term liabilities	18,277	19,379

Equity:
Teva shareholders’ equity:	8,228	7,910
Non-controlling interests	4	4
Total equity	8,232	7,914
Total liabilities and equity	$40,040	$40,748

Amounts may not add up due to rounding.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Three months ended
	March 31,
	2026	2025
Operating activities:
Net income (loss)...........................................................................................	$369	220
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	239	244
Impairment of long-lived assets and assets held for sale	10	77
Net change in operating assets and liabilities	(617)	(700)
Deferred income taxes – net and uncertain tax positions	(22)	28
Stock-based compensation	43	34
Other items	(54)	(10)
Net loss (gain) from sale of business and long-lived assets	(8)	2
Net cash provided by (used in) operating activities	(40)	(105)

Investing activities:
Beneficial interest collected in exchange for securitized accounts receivables	354	322
Purchases of property, plant and equipment and intangible assets	(168)	(127)
Proceeds from sale of business and long-lived assets, net	42	17
Purchases of investments and other assets .	-	(11)
Other investing activities	1	-
Net cash provided by (used in) investing activities	229	201

Financing activities:
Repayment of senior notes and loans and other long-term liabilities	-	(1,368)
Repayment of convertible debentures	(23)	-
Purchase of shares from redeemable and non-redeemable non-controlling interests	-	(38)
Dividends paid to redeemable and non-redeemable non-controlling interests	-	(340)
Other financing activities	36	3
Net cash provided by (used in) financing activities	13	(1,744)

Effect of exchange rate changes on cash and cash equivalents	(17)	45

Net change in cash and cash equivalents	185	(1,603)
Balance of cash and cash equivalents at beginning of period	3,556	3,300

Balance of cash and cash equivalents at end of period	$3,741	1,697

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$311	311

Reconciliation of net income (loss) attributable to Teva
to Non-GAAP net income (loss) attributable to Teva
(Unaudited)
	Three months ended
	March 31,
($ in millions except per share amounts)	2026	2025
Net income (loss) attributable to Teva	$369	214
Increase (decrease) for excluded items:
Amortization of purchased intangible assets	137	145
Legal settlements and loss contingencies(1)	72	83
Impairment of long-lived assets	9	77
Restructuring costs	25	14
Equity compensation	43	34
Contingent consideration	5	11
Loss (gain) on sale of business	(5)	7
Financial expenses	13	14
Other non-GAAP items(2)	17	57
Corresponding tax effects and unusual tax items(3)	(65)	(55)
Non-GAAP net income attributable to Teva	$621	602
Non-GAAP tax rate(4)	17.5%	17.5%
GAAP diluted earnings (loss) per share attributable to Teva	$0.31	0.18
EPS difference(5)	0.21	0.33
Non-GAAP diluted EPS attributable to Teva(5)	$0.53	0.52
Non-GAAP average number of shares (in millions)(5)	1,179	1,159

(1)	For the three months ended March 31, 2026 and 2025, adjustments for legal settlements and loss contingencies primarily consisted of $48 million and $50 million, respectively, related to the provision for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments).
(2)	Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, accelerated depreciation, material litigation fees and other unusual events.
(3)	For the three months ended March 31, 2026 and 2025, adjustments for corresponding tax effects and unusual tax items exclusively consisted of the tax impact directly attributable to the pre-tax items that are excluded from non-GAAP net income included in the other adjustments to this table.
(4)	Non-GAAP tax rate is tax expenses (benefit) excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above.
(5)	EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.

Reconciliation of gross profit to Non-GAAP gross profit
(Unaudited)
	Three months ended
	March 31,
($ in millions)	2026	2025
Gross profit	$1,972	1,877
Gross profit margin	49.5%	48.2%
Increase (decrease) for excluded items:(1)
Amortization of purchased intangible assets	128	135
Equity compensation	6	6
Other non-GAAP items	3	37
Non-GAAP gross profit	$2,108	2,054
Non-GAAP gross profit margin(2)	52.9%	52.8%

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2) Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of operating income (loss) to Non-GAAP operating income (loss)
(Unaudited)

	Three months ended
	March 31,
($ in millions)	2026	2025
Operating income (loss)	$652	519
Operating margin	16.4%	13.3%
Increase (decrease) for excluded items:(1)
Amortization of purchased intangible assets	137	145
Legal settlements and loss contingencies	72	83
Impairment of long-lived assets	9	77
Restructuring costs	25	14
Equity compensation	43	34
Contingent consideration	5	11
Loss (gain) on sale of business	(5)	7
Other non-GAAP items	17	56
Non-GAAP operating income (loss)	$956	946
Non-GAAP operating margin(2)	$24.0%	24.3%

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2) Non-GAAP operating margin is Non-GAAP operating income as a percentage of revenues.

Reconciliation of net income (loss) to adjusted EBITDA
(Unaudited)
		Three months ended
		March 31,
($ in millions)		2026	2025
Net income (loss)		$369	220
Increase (decrease) for excluded items:(1)
	Financial expenses	216	225
	Income taxes	67	74
	Share in profits (losses) of associated companies –net	1	§
	Depreciation	102	99
	Amortization	137	145
EBITDA		892	763
	Legal settlements and loss contingencies	72	83
	Impairment of long lived assets	9	77
	Restructuring costs	25	14
	Equity compensation	43	34
	Contingent consideration	5	11
	Loss (Gain) on sale of Business	(5)	7
	Other non-GAAP items	15	52
Adjusted EBITDA		$1,055	1,041

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
§ Represents an amount of less than $0.5 million.

	Segment Information
	(Unaudited)

	United States				Europe				International Markets
	Three months ended March 31,				Three months ended March 31,				Three months ended March 31,
	2026		2025		2026		2025		2026		2025

	(U.S. $ in millions)				(U.S. $ in millions)				(U.S. $ in millions)

Revenues	$1,534		$1,536		$1,340		$1,194		$524		$582
Cost of sales	496		523		606		536		280		304
Gross profit	1,038	-	1,013	-	734	-	658	-	243	-	278
R&D expenses	147		154		45		60		22		25
S&M expenses	298		244		215		199		117		118
G&A expenses	90		95		73		69		39		39
Other	(4)		3		§		§		§		(1)
Segment profit*	$507		$518		$401		$329		$65		$97
* Segment profit does not include amortization and certain other items.
§ Represents an amount less than $0.5 million.

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
	Three months ended
	March 31,
	2026	2025
	(U.S.$ in millions)

United States profit	$507	$518
Europe profit	401	329
International Markets profit	65	97
Total reportable segment profit	972	944
Profit (loss) of other activities	(16)	2
Amounts not allocated to segments:
Amortization	137	145
Other asset impairments, restructuring and other items	26	(22)
Intangible asset impairments	8	121
Legal settlements and loss contingencies	72	83
Other unallocated amounts	60	99
Consolidated operating income (loss)	652	519
Financial expenses - net	216	225
Consolidated income (loss) before income taxes	$437	$294

Segment revenues by major products and activities
(Unaudited)

	Three months ended		Percentage
	March 31,		Change
	2026	2025	2026-2025
	(U.S.$ in millions)
United States segment
Generic products (including biosimilars)	$612	$849	(28%)
AJOVY	87	53	64%
AUSTEDO	559	396	41%
BENDEKA and TREANDA	27	36	(26%)
COPAXONE	62	54	16%
UZEDY	63	39	62%
Other*	123	109	13%
Total	1,534	1,536	§

*Other revenues in the first quarter of 2026 include the sale of certain product rights.
§ Represents an amount less than 0.5%.

	Three months ended		Percentage
	March 31,		Change
	2026	2025	2026-2025
	(U.S.$ in millions)
Europe segment
Generic products (including OTC and biosimilars)	$1,089	$989	10%
AJOVY	76	58	31%
COPAXONE	40	42	(4%)
Respiratory products	59	55	8%
Other*	76	50	52%
Total	1,340	1,194	12%

*Other revenues in the first quarter of 2026 and 2025 include the sale of certain product rights.

	Three months ended		Percentage
	March 31,		Change
	2026	2025	2026-2025
	(U.S.$ in millions)
International Markets segment
Generic products (including OTC and biosimilars)	$386	$468	(18%)
AJOVY	33	28	20%
AUSTEDO	19	15	30%
COPAXONE	6	10	(43%)
Other*	79	61	30%
Total	524	582	(10%)

*Other revenues in the first quarter of 2026 and 2025 include the sale of certain product rights.

Free cash flow reconciliation
(Unaudited)

	Three months ended March 31,
	2026	2025

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	(40)	(105)
Beneficial interest collected in exchange for securitized account receivables	354	322
Capital investment	(168)	(127)
Proceeds from divestitures of businesses and other assets, net	42	17
Free cash flow	$188	$107

Net debt reconciliation
unaudited

March 31,
2026
Short-term debt	2,612
Senior notes and loans	14,015
Total debt	16,627

Net of cash and cash equivalents	3,741

Net debt	$12,886

Teva Media Inquiries
TevaCommunicationsNorthAmerica@tevapharm.com

Teva Investor Relations Inquiries
TevaIR@Tevapharm.com